MSC GROUP, INC. AND SUBSIDIARIES
                      (A DEVELOPMENT STAGE COMPANY)
                    CONSOLIDATED FINANCIAL STATEMENTS
                          AS OF MARCH 31, 2002

                     MSC GROUP, INC. AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE COMPANY)



                                    CONTENTS


PAGE  1       INDEPENDENT AUDITORS' REPORT

PAGE  2       CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2002

PAGE  3       CONSOLIDATED STATEMENTS OF OPERATIONS AND
              COMPREHENSIVE LOSS FOR THE YEARS ENDED MARCH 31,
              2002 AND 2001 AND FOR THE PERIOD FROM DECEMBER 31,
              1999 (INCEPTION) THROUGH MARCH 31, 2002

PAGE  4       CONSOLIDATED STATEMENT OF CHANGES IN
              STOCKHOLDERS' EQUITY FROM DECEMBER 31, 1999
              (INCEPTION) THROUGH MARCH 31, 2002

PAGE  5       CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
              YEARS ENDED MARCH 31, 2002 AND 2001 AND FOR THE
              PERIOD FROM DECEMBER 31, 1999 (INCEPTION) THROUGH
              MARCH 31, 2002

PAGES 6 - 13  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF
              MARCH 31, 2002

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
MSC Group, Inc.
(A development stage company)

We have audited the accompanying consolidated balance sheet of MSC Group, Inc. and subsidiaries (a development stage company) as of March 31, 2002 and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for the years ended March 31, 2002 and 2001 and for the period from December 31, 1999 (inception) through March 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MSC Group, Inc. and subsidiaries as of March 31, 2002 and the results of their operations and their cash flows for the years ended March 31, 2002 and 2001 and for the period from December 31, 1999 (inception) through March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the consolidated financial statements, the Company has a net loss of $2,164,650 and a negative cash flow from operations of $1,731,665 for the year ended
March 31, 2002 and an accumulated deficit of $3,103,375 at March 31, 2002. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's Plan in regards to these matters is also described in Note 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


WEINBERG & COMPANY, P.A.


Los Angeles, CA
June 17, 2002

                          MSC GROUP, INC. AND SUBSIDIARIES
                            (A DEVELOPMENT STAGE COMPANY)
                             CONSOLIDATED BALANCE SHEET
                                AS OF MARCH 31, 2002
                                --------------------

                                       ASSETS
                                       ------

CURRENT ASSETS
 Cash                                                       $  1,115,894
 Trade and other current receivables                              62,097
                                                            ------------
     Total Current Assets                                      1,177,991
                                                            ------------

PROPERTY AND EQUIPMENT, NET                                      404,379
                                                            ------------
OTHER ASSETS
 Deposits                                                         24,536
 Joint venture agreement advance                                  97,989
                                                            ------------
     Total Other Assets                                          122,525
                                                            ------------
TOTAL ASSETS                                                $  1,704,895
------------	                                            ============

                         LIABILITIES AND STOCKHOLDERS' EQUITY
                         ------------------------------------

CURRENT LIABILITIES
 Accounts payable and accrued liabilities                   $    354,852
 Deferred revenue                                                 64,549
 Due to directors                                                128,734
 Current portion of capitalized leases                            73,296
                                                            ------------
      Total Current Liabilities                                  621,431
                                                            ------------
 Long-term Portion of Capitalized Leases                          49,464
                                                            ------------

TOTAL LIABILITIES                                                670,895
                                                            ------------

STOCKHOLDERS' EQUITY
 Preferred Stock, $.0001 par value,
  20,000,000 shares authorized, none issued
  and outstanding                                                   -
 Common stock, $.0001 par value, 100,000,000
  shares authorized, 22,904,300 shares issued
  and outstanding                                                  2,290
 Additional paid-in capital                                    4,136,343
 Accumulated deficit during development stage                 (3,103,375)
 Accumulated other comprehensive loss                             (1,258)
                                                            ------------
       Total Stockholders' Equity                              1,034,000
                                                            ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $  1,704,895
------------------------------------------                  ============

             See accommpanying notes to consolidated financial statements

                          MSC GROUP, INC. AND SUBSIDIARIES
                            (A DEVELOPMENT STAGE COMPANY)
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                               AND COMPREHENSIVE LOSS
                               ----------------------

                                                            For the Period from
                              For the Year    For the Year    December 31, 1999
                                 Ended           Ended      (Inception) through
                              March 31, 2002  March 31, 2001   March 31, 2002
                              --------------  --------------  ------------------

REVENUES                        $ 107,120       $   -            $   107,120

COST OF SALES                     137,120           -                137,120
                               -----------     -------------   -------------
GROSS PROFIT (LOSS)               (30,000)          -                (30,000)

OPERATING EXPENSES
 Selling, general and
  administrative                1,244,421          656,904         1,927,602
 Salaries                         660,209           82,936           743,145
 Director's salaries and fees     230,020          172,608           402,628
                               -----------     -------------   -------------
Total Operating Expenses        2,134,650          912,448         3,073,375
                               -----------     -------------   -------------
NET LOSS                       (2,164,650)        (912,448)       (3,103,375)

OTHER COMPREHENSIVE INCOME (LOSS)
 Gain (loss) on foreign
 currency translation              (8,931)           7,673            (1,258)
                               -----------     -------------   -------------
TOTAL COMPREHENSIVE LOSS      $(2,173,581)      $ (904,775)     $ (3,104,633)
                               -----------     -------------   -------------
Net loss per share -
basic and diluted             $      (.10)            (.05)             (.15)
                               -----------      -------------   -------------
Weighted average number of
shares outstanding - basic
and diluted                     21,760,828       20,126,374       20,610,590
                               -----------      -------------   -------------

             See accommpanying notes to consolidated financial statements

                          MSC GROUP, INC. AND SUBSIDIARIES
                            (A DEVELOPMENT STAGE COMPANY)
                       CONSOLIDATED STATEMENTS OF STOCKBROKERS' EQUITY
                  FROM DECEMBER 31, 1999 (INCEPTION) THROUGH MARCH 31, 2002
                  ----------------------------------------------------------

                                                     Deficit      Accumulated
                                                     Accum-       Other
                                                     ulated       Compre-
                                        Additional   During       hensive
                     Common Stock       Paid-In      Development  Income
                Shares       Amount     Capital      Stage        (Loss)      Total
                ----------   --------   ----------   ----------   ---------   -----------
Common stock
issuance        20,000,000   $ 2,000    $1,140,000   $   -        $    -       $1,142,000


Net loss for the
period from
December 31,
1999 (inception)
through March 31,
2000                   -          -           -         (26,277)       -          (26,277)
                ----------   --------   ----------   ----------   ---------    -----------
Balance,
March 31, 2000  20,000,000      2,000    1,140,000      (26,277)       -        1,115,723

Recapitalization:

Stock issued to
Eastward Acquisition
Corporation
stockholders       500,000         50         -            -           -               50

Other comprehensive
income                 -            -         -            -          7,673         7,673

Net loss for year
ended March
31, 2001               -            -         -         (912,448)       -        (912,448)
                 ----------   --------    ----------    ----------   ---------   -----------

Balance, March
31, 2001         20,500,000      2,050     1,140,000     (938,725)     7,673       210,998

Other
comprehensive
loss                    -           -          -            -         (8,931)       (8,931)

Common stock issued
for cash          2,404,300        240      2,996,343       -            -        2,996,583

Net loss for
year ended
March 31, 2002          -           -          -        (2,164,650)      -       (2,164,650)
                 ----------    --------    ----------    ----------   ---------   -----------
BALANCE,
MARCH 31, 2002   22,904,300  $   2,290    $4,136,343   $(3,103,375)  $ (1,258)   $ 1,034,000
                 ==========  =========    ==========   ============  =========   ===========


             See accommpanying notes to consolidated financial statements

                          MSC GROUP, INC. AND SUBSIDIARIES
                            (A DEVELOPMENT STAGE COMPANY)
                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           For the Year    For the Year    For the Period from
                                           Ended           Ended           December 31, 1999
                                           March 31,       March 31,       (Inception) through
                                           2002            2001            March 31, 2002
                                           -------------   ------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Loss                                  $(2,164,650)    $  (912,448)     $ (3,103,375)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
 Depreciation                                  117,943          14,609           132,552
 Gain on disposal of fixed assets               (5,190)            -              (5,190)
 Impairment of goodwill                         15,223             -              15,223
 Provision for bad debts                        93,420             -              93,420
 Changes in operating assets and liabilities:
  Increase in trade and other current
  receivables                                  (74,149)         (81,368)        (155,517)
  Increase in deposits                         (24,536)            -             (24,536)
  Increase in accounts payable and
  accrued liabilities                          245,725          105,068          377,070
  Increase in deferred revenue                  64,549             -              64,549
                                           -------------   ------------    ---------------
     Net Cash Used In Operating Activities  (1,731,665)        (874,139)      (2,605,804)
                                           -------------   ------------    ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Sale of fixed assets                           58,342             -              58,342
 Joint venture agreement advance               (97,989)            -             (97,989)
 Acquisition of subsidiaries net of
 cash acquired                                 (23,845)            -             (23,845)
 Purchases of equipment                       (288,764)         (95,241)        (384,005)
                                           -------------   ------------    ---------------
     Net Cash Used In Investing Activities    (352,256)         (95,241)        (447,497)
                                           -------------   ------------    ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuances of common stock     2,996,583        1,151,702        4,148,285
 Payments on capital leases                   (105,813)             -           (105,813)
 Increase in amounts due to directors          128,734              -            128,734
                                           -------------   ------------    ---------------
     Net Cash Provided By Financing
     Activities                              3,019,504        1,151,702       4,171,206
                                           -------------   ------------    ---------------
INCREASE IN CASH AND CASH EQUIVALENTS PRIOR
TO EFFECT OF FOREIGN CURRENCY TRANSLATION      935,583           182,322       1,117,905

FOREIGN CURRENCY TRANSLATION                     5,660            (7,673)         (2,013)
                                           -------------    ------------    ---------------
INCREASE IN CASH AND CASH EQUIVALENTS           941,243          174,649       1,115,892

CASH AND CASH EQUIVALENTS - BEGINNING OF
PERIOD                                          174,651                2               2
                                           -------------    ------------    ---------------
CASH AND CASH EQUIVALENTS - END OF PERIOD    $1,115,894       $  174,651     $ 1,115,894
                                           =============    ============    ===============

NON-CASH INVESTING AND FINANCING ACTIVITIES:

The Company acquired $110,123 of equipment through capital leases.



             See accommpanying notes to consolidated financial statements

                                          5
                  MSC GROUP, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF MARCH 31, 2002
                       --------------------

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

     (A)  Organization

     MSC Group, Inc., formerly Eastward Acquisition
     Corporation (a development stage company), ("the
     Company") was incorporated in the Delaware on March 24, 1999. On December 29, 2000, the Company effected a reorganization by acquiring all the outstanding common stock of Milling Systems & Concepts Private Limited
     ("MSC") a Singapore corporation incorporated on December 31, 1999 and its wholly owned subsidiary MSC Technologies Pte. Ltd. for 20,000,000 shares of common stock. The acquisition has been treated as an acquisition of the Company by MSC and as a recapitalization of the Company for accounting purposes. Accordingly, the financial statements include the balance sheet, which consists of the net assets of the Company and MSC at historical cost, and the statements of operations of MSC for the periods presented and of the Company from the date of reorganization. As a result of the merger the Company has adopted the March 31 fiscal year of MSC.

     Activities during the development stage include raising capital and implementing its business plan.

     The Company's wholly owned subsidiary MSC is involved in providing integrated and internet enabled manufacturing solutions. The Company intends to market its manufacturing solutions in the NAFTA, Europe and Asia-Pacific region.

     On April 14, 2001, MSC formed MSC Precision Pte. Ltd., a Singapore corporation, to develop manufacturing solution and concepts for use by the machine manufacturing industry, design and service centers, mold and die industry and jigs and tooling manufacturers.

     On April 19, 2001, MSC formed MSC Industries (Shanghai)
     Co. Ltd., a Republic of China corporation, to develop and manufacture dies, molds, tools, jigs and fixtures.

     On June 7, 2001, MSC formed MSC Solar Systems Pte.
     Ltd., a Singapore corporation, to research, develop and commercialize energy inventions.

     On June 28, 2001, MSC formed MSC (Beijing) Logistics
     Technology Co. Ltd., a Republic of China corporation, to provide logistics and consulting services and to develop software.

     On July 7, 2001, MSC formed I-MSC.com Pte. Ltd., a
     Singapore corporation, to provide internet services and to develop, integrate and deliver enterprise-wide business intelligent solutions and software applications.

                  MSC GROUP, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF MARCH 31, 2002
                       --------------------

     On July 7, 2001, MSC formed MSC Ventures Group (S)
     Pte. Ltd., a Singapore corporation, to perform venture capital funding and asset management.

     On August 16, 2001, MSC formed MSC Design Pte. Ltd., a
     Singapore corporation, to design prototypes for appliances.

     On August 16, 2001, MSC formed MSC Prototyping (S)
     Pte. Ltd., a Singapore corporation, to manufacture, develop and produce a sample or model of all types of industrial products, machinery, equipment or devices and other ancillary activities, appliances and services in connection therein.

     MSC Design Pte. Ltd., a subsidiary, was the only company with revenues for the year ended March 31, 2002.

     On January 1, 2002, MSC acquired Modern Handling
     Equipment (Thai) Ltd., ("MHE") a Thailand corporation, for approximately $25,000. MHE provides marketing and after-sale service support. The acquisition was accounted for under the purchase method and the excess of the net assets acquired over the purchase price was applied to reduce the basis of the equipment acquired.

     On January 1, 2002, MSC acquired MSC Automation Pte.
     Ltd., ("Automation") a Singapore corporation, for approximately $1,400. Automation designs automation systems for industrial use. The acquisition was accounted for under the purchase method and the excess of purchase price over the net assets acquired of approximately $16,000 is goodwill. Due to the operating losses of Automation after the acquisition, the goodwill was subsequently written off as impaired.

     (B) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

     (C) Use of Estimates

     In preparing financial statements in conformity with United States generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

                  MSC GROUP, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF MARCH 31, 2002
                       --------------------

     (D) Cash and Cash Equivalents

     For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

     (E) Property and Equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over the estimated economic useful life of 2 to 5 years. Maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

     (F) Fair Value of Financial Instruments

     The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation. The carrying amounts of the Company's trade and other receivables, accounts payable and accrued liabilities, amounts due to directors and capital leases payable approximates their fair value.

     (G) Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no current or deferred income tax expense (benefit) recorded for the years ended March 31, 2002 and 2001. Additionally, any deferred tax assets arising from the Company's net operating loss carryforwards has been fully offset by a valuation allowance.

     (H) Loss Per Share

     Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding. There were no common stock equivalents at March 31, 2002 and 2001.

     (I) Business Segments

     The Company operates in one segment and therefore segment information is not presented.

                  MSC GROUP, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF MARCH 31, 2002
                       --------------------


     (J) Foreign Currency Translation

     The accounts of the Company's Singapore subsidiary are translated in accordance with Statement of Financial
     Accounting Standard No. 52, which requires that foreign currency assets and liabilities be translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average rates prevailing throughout the period. The effects of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as the accumulated other comprehensive adjustment in shareholders' equity.

     (K) Revenue Recognition

     For the year ended March 31, 2002, the Company generated revenue of $107,120 from its newly formed Singapore corporation, MSC Design Pte. Ltd. Design revenue is recognized in this subsidiary as the design work is completed and billed. There were no open design contracts at March
     31, 2002.

     Deferred revenue represents advance payments from customers.

     (L) New Accounting Pronouncements

     Statement No. 142, "Goodwill and Other Intangible Assets" supercedes APB Opinion 17 and related interpretations.
     Statement No. 142 establishes new rules on accounting for the acquisition of intangible assets not acquired in a business combination and the manner in which goodwill and all other intangibles should be accounted for subsequent to their initial recognition in a business combination accounted for under SFAS No. 141. Under SFAS No. 142, intangible assets should be recorded at fair value. Intangible assets with finite useful lives should be amortized over such period and those with indefinite lives should not be amortized. All intangible assets being amortized as well as those that are not, are both subject to review for potential impairment under SFAS No.
     121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No.
     142 also requires that goodwill arising in a business combination should not be amortized but is subject to impairment testing at the reporting unit level to which the goodwill was assigned to at the date of the business combination.

     SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and must be applied as of the beginning of such year to all goodwill and other intangible assets that have already been recorded in the balance sheet as of the first day in which SFAS No. 142 is initially applied, regardless of when such assets were acquired. Goodwill acquired in a business combination whose acquisition date is on or after July 1, 2001, should not be amortized, but should be reviewed for impairment pursuant to SFAS No. 121, even though SFAS No. 142 has not yet been adopted. However, previously acquired goodwill should continue to be amortized until SFAS No. 142 is first adopted.

                  MSC GROUP, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF MARCH 31, 2002
                       --------------------

     Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS
     No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

     The adoption of these pronouncements will not have a material effect on the Company's financial position or results of operations.

     (M) Concentrations of Credit Risk from Cash Deposits in
     Excess of Insured Limits

     The Company maintains its cash balances in Singapore banks. The balances are uninsured by the Singapore government, therefore total cash deposits are subject to credit risk. Management believes that the risk is mitigated by the fact that the money is kept in established financial institutions.

NOTE 2    PROPERTY AND EQUIPMENT

     Property and equipment as of March 31, 2002 consisted of the following:

        Property and equipment                           $  275,987
        Furniture, fixtures and leasehold improvements       89,038
        Computer equipment                                  180,669
                                                         ----------
                                                            545,694
        Less: accumulated depreciation                     (141,315)
                                                         -----------
        Property and equipment - net                     $  404,379
                                                         ===========
     Depreciation expense for the years ended March 31, 2002 and 2001 was $117,923 and $14,609, respectively.

NOTE 3    CAPITALIZED LEASE AGREEMENTS

     The Company leases office equipment under capital lease agreements. The capitalized lease costs and accumulated depreciation of such equipment was $207,946 and $38,058 respectively, at March 31, 2002.

     Future minimum lease payments under the capital leases are as follows at March 31, 2002:


          Total lease payments                          $   136,780
          Less: interest portion                            (14,020)
                                                         -----------
          Obligation under capital leases               $   122,760
                                                         ===========
     Required payments of principal on capitalized leases at March 31, 2002, including current maturities, are summarized as follows:

                                2003                    $    73,296
                                2004                         17,150
                                2005                         12,489
                                2006                         10,439
                                2007                          4,849
                                Thereafter                    4,537
                                                         -----------
                                                            122,760
                                                         ===========

                  MSC GROUP, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF MARCH 31, 2002
                       --------------------


     Interest expense for the year ended March 31, 2002 was $7,331.

NOTE 4    EQUITY

     Preferred Stock

     The Company is authorized to issue 20,000,000 shares of preferred stock at $.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of March 31, 2002, the Company had not issued any preferred stock.

     Common Stock

     The Company is authorized to issue 100,000,000 shares of common stock at $.0001 par value. The Company previously known as Eastward Acquisition Corporation
     (See Note 1(A)) issued 5,000,000 shares at inception. On December 29, 2000, the Company issued 20,000,000 shares to acquire all the outstanding shares of MSC and its wholly owned subsidiary. In conjunction with this acquisition the Company repurchased 4,500,000 shares from its previous principal shareholder for $450 and subsequently retired such shares. During 2002, the Company issued 2,404,300 shares of common stock for cash. As a result 22,904,300 shares of common stock were outstanding at March 31, 2002.

NOTE 5    AGREEMENTS

     (A) On July 31, 2000, the Company signed an agreement with TPG Capital ("TPG"), a related entity (See Note
          6). The agreement called for TPG to provide among other things, professional services relating to Securities and Exchange Commission filings and other securities matters.

                  MSC GROUP, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF MARCH 31, 2002
                       --------------------

     (B) On December 27, 2001, the Company entered into an agreement with its landlord to extend the date to acquire property currently leased by the Company to December 31, 2002. The purchase price of the property shall be agreed to by both parties at a price no less than the market valuation of $6,000,000 (Singapore).

     (C) On September 19, 2001 MSC Group executed a joint venture agreement with Protolex LLC ("Protolex"), located in Washington DC, to jointly develop a new motion controller for new generation milling and rapid prototyping machines. The agreement is effective for 90 days from the date of execution and the agreement may be superceded by other agreements within the 90-day time frame and may be extended based upon mutual consent of both parties.
          On January 23, 2002, both parties executed an extension of the original agreement for 1 year.
          Protolex LLC is the manufacturer/producer of state of the art electronic engineering equipment.
          According to the agreement, Protolex will complete the design and development of a commercial use motor control system according to MSC Group's specification and MSC Group will fund the project with $200,000. Upon the down payment of $50,000, Protolex was to provide MSC Group with a detailed project development plan to meet a three-month completion date requirement of producing a working prototype. MSC Group paid Protolex the $50,000 on October 1, 2001 and also paid $50,000 on January
          31, 2002. MSC Group will be responsible for the final integration and mass production of the commercial units. In accordance with the agreement, each party will own its own intellectual property for the effort. Additionally, MSC Group will grant
          Protolex a non-exclusive license to sell the product for a sales fee of 12%. The timetable to meet the terms of the joint venture agreement has been temporarily delayed due to technical issues in the manufacturing process. Both parties are aware of the issues and the project is expected to continue in the second quarter of fiscal year 2003. There have been no revisions to the agreement as a result of the issues. The agreement also provides MSC Group the ability to invest up to $8 million in Protolex, representing up to 30% ownership of Protolex, given the occurrence of certain events, as defined in the agreement. Specifically, the agreement required MSC Group to make an initial investment in Protolex during 2001 amounting to $2 million and a $2 million investment during 2002. MSC Group did not make any of the investments. As discussed above, the timetable to meet the terms of the joint venture agreement has been temporarily delayed and there have been no changes to the original agreement.

NOTE 6    RELATED PARTIES

     TPG is a stockholder of the Company. Legal services to the Company were provided by a firm whose principal is the controlling stockholder of TPG. Legal expenses to TPG amounted approximately to $40,000 and $ -0- for the years ended March 31, 2002 and 2001. No amounts were owed to TPG at March 31, 2002.

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

                  MSC GROUP, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF MARCH 31, 2002
                       --------------------

     Included in trade and other current receivables at March 31, 2002 are advances to directors, and to an ex-director in the amount of $92,456 for establishing new operations in China. The Company has a reserve of $92,456 relating to amounts advanced to the ex-director who is no longer with the Company. The Company is aggressively pursuing the repayment of the amount owed by the ex-director.

     Due to directors at March 31, 2002 of $128,734 consists of $47,402 of expenses paid on the Company's behalf and an $81,332 overpayment for the purchase of common stock.

NOTE 7    GRANT

     On November 4, 2001 MSC Technologies Private Limited, a subsidiary of Milling Systems received an incentive grant from the Productivity and Standards Board of Singapore to receive grants up to approximately $385,000. The grant is to be used for the research and development of a Rapid Prototype machine from January 20, 2001 to June 30, 2002.
     On February 8, 2002, the Company received approximately $92,000 of the grant for reimbursement of expenses incurred. The amount has been netted against research and development expenses within selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended March 31, 2002.

NOTE 8    GOING CONCERN

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a net loss of $2,164,650 and a negative cash flow from operations of $1,731,665 for the year ended March 31, 2002 and an accumulated deficit of $3,103,375 at March 31, 2002. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

     The Company anticipates raising additional capital through the issuance of debt and/or equity securities. Additionally, management anticipates that operations which will commence in the fiscal year ending March 31, 2003 will generate profits to absorb overhead expenses.

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